Exhibit 99.1

FOR IMMEDIATE RELEASE

HONGLI COAL & COKE SIGNED “TRIPARTITE” AGREEMENTS WITH FANGDA SPECIAL STEEL TECHNOLOGY
AND HENAN SHENHUO GROUP

PINGDINGSHAN, China – December 9, 2013 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced that Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), a China-based coal and coke producer that the Company controls through contractual arrangements, has signed “tripartite” agreements as follows:

-	A grade II coke and clean coke sales agreement with Fangda Special Steel Technology Co., Ltd. (“Fangda”) (Shanghai A-share listed: 600507), China's largest automobile spring steel producer, for monthly supply of 6,000 metric tons of grade II coke and 3,000 metric tons of clean coke. Monthly supply is expected to gradually increase over time to fulfill larger requirements by Fangda.
-	A coking coal supply agreement with a wholly owned subsidiary of Henan Shenhuo Group (“Shenhuo”) (China Shenzhen B-share listed: 000933), one of the six largest state-owned coal enterprises in Henan Province. Per the terms of the agreement, Shenhuo will supply Hongli with the coking coal necessary to manufacture the grade II coke and clean coke for Fangda.

As per the terms of these agreements, Hongli will be able to obtain coal from Shenhuo without using its working capital. Upon Hongli’s delivery of coke products, Fangda will pay both Hongli and Shenhuo.

Shenhuo’s coking coal production facilities are located 65 kilometers (approx. 40 miles) from Hongli’s Baofeng plant. Due to such proximity, coal can be readily transported by trucks, and Hongli’s purchase cost is expected to be substantially lower than coal purchased from suppliers outside of Henan. Additionally, Shenhuo’s coking coal is a high-quality, high-bonding and high-yield coking coal with low ash and sulfur contents.

The Company estimates Fangda’s current coke demand is more than 2 million metric tons annually, which is expected to increase to over 6 million metric tons annually in the near future. As such, the Company believes that its agreement with Fangda will generate steady revenue. The Company is seeking to sign similar supply agreements with other steel manufacturers to offset current soft market conditions.

SinoCoking’s Chairman and CEO, Mr. Jianhua Lv noted, “Over the last several years, we have been exploring the availability of high quality coal resources, especially low-ash, low-sulfur and high-energy content coal. The agreement with Shenhuo will provide us with the desired coal to manufacture high-quality clean coke through coke sintering process at our Baofeng plant.”

Mr. Lv added, “By way of background, the Baofeng plant received approval to commence commercial production of our clean coke product in August 2013. Due to favorable reception from our customers who have used the product, we have been exploring strategic partnerships with large coal producers and steel enterprises in China to develop a hybrid vertical business model. We expect our “tripartite” arrangements with Shenhuo and Fangda to be the first of many other similar arrangements that we seek to build amongst the coal, coke and steel industries.”

Mr. Lv concluded, “We remain committed to our goals and will continue to implement our ambitious business plan. During the last several quarters we have made tremendous efforts, which we believe should begin to yield results starting in fiscal 2014 second quarter.”

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangrui Coal Mining Co., Ltd. and Baofeng Xingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:

SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

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